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                                Exhibit 23.3(b)

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Mohawk Industries, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Mohawk Industries, Inc. of our report dated May 14, 1999, relating to the statements of net assets available for plan benefits of the Aladdin Retirement Savings Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for plan benefits for the year ended December 31, 1998 and the six months ended December 31, 1997 and related supplemental schedules, which report appears in the December 31, 1998 Annual Report on Form 10-K/A Amendment No. 1 of Mohawk Industries, Inc.



/s/ KPMG LLP
----------------

Atlanta, Georgia
June 25, 1999